EXHIBIT 10.4

Employment Agreement

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between Thomas B. King (the “Executive”) and Achieve Life Sciences, Inc., a Washington corporation (the “Employer” or the “Company”) as of August 26, 2024 (the “Effective Date”).

1.
Duties and Scope of Employment.

For the term of this Agreement (“Employment”), the Employer agrees to employ the Executive in the position of Executive Chairman. The Executive shall report directly to the Board of Directors (the “Board”) of the Company. The Executive shall have such duties, authority and responsibilities that are commensurate with his being a senior executive officer of the Employer. During his employment, Executive will perform his duties faithfully and to the best of his ability and will, except as provided below and as set forth in Exhibit A, devote his full business efforts and time to the Employer. For the duration of the Executive’s Employment term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior written approval of the Board, such approval not to be unreasonably withheld, provided that Executive will be permitted to continue providing services to the entities and in the roles set forth in the initialed Exhibit A (Outside Activities), provided that such activities do not materially adversely affect Executive’s ability to perform and discharge his duties to the Employer.

2.
Cash and Incentive Compensation.
(a)
Salary. The Employer shall pay the Executive as compensation for his services a base salary at a gross annual rate of not less than $495,000. Such salary shall be payable in accordance with the Employer’s standard payroll procedures. The annual compensation specified in this Section 2(a), together with any increases in such compensation that the Employer may grant from time to time, is referred to in this Agreement as “Base Compensation.”
(b)
Incentive Bonuses. The Executive shall be eligible to receive a discretionary annual fiscal year incentive bonus (“Bonus”) that the Board or Compensation Committee of the Board (the “Committee”) shall determine and award in its sole discretion. Initially, the Executive shall be eligible to receive a Bonus constituting up to 50% of the Executive’s Base Compensation. Such percentage may be modified by the Board or the Committee in its discretion from time to time. The Bonus will be based upon the achievement of specific milestones that will be determined by the Board and/or the Committee and confirmed to the Executive no later than ninety (90) days after the start of each fiscal year. Payment for each year’s Bonus, if awarded, shall be made to the Executive no later than the fifteenth day of the third month after the later of the end of the calendar year or the Employer’s taxable year in which the Bonus payment is no longer subject to a substantial risk of forfeiture for purposes of Section 409A of the Internal Revenue Code, as amended (“Section 409A”). The Board or the Committee may, in its sole discretion, determine not to award a Bonus or to award a Bonus at less than maximum eligibility. The Executive acknowledges that a Bonus is neither required nor guaranteed by this Agreement.
(c)
Equity Terms. During the Executive’s Employment, at the discretion of the Committee, the Executive shall be entitled to participate in the Company’s equity compensation plans, as in effect from time to time, and the Executive shall be eligible to receive grants of Company equity (“Compensatory Equity”), as determined by the Committee, in its discretion from time to time. We will recommend to the Board or Committee that you be granted an option to purchase up to 195,000 shares of Common Stock of the Company (the “Option”) under our 2018 Equity Incentive Plan (the “Plan”) at the fair market value of the Company's Common Stock, as determined by the Board on the date the Board approves such grant. The shares subject to the Option will vest at the rate of 12/48th on the first annual anniversary of the vesting commencement date (which will be the Effective Date), and for an additional 1/48th per month thereafter, for so long as you remain employed by the Company through each vesting date. In addition, we will recommend to the Board or Committee that you be granted 455,000 performance-based restricted stock unit (the “PSUs”) under the Plan. The PSUs shall have a term of four years from the Grant Date, and shall commence to vest on the first trading day after the public announcement of the achievement of the milestones as follows:
•
100% of the total Awards upon acceptance of the cytisinicline NDA by the U.S. Federal Drug Administration (“FDA”) in a Day-74 Letter (or equivalent); or
•
100% of the total Awards upon either: (a) marketing approval of cytisinicline by the FDA; or (b) signing a definitive agreement for the acquisition of the Company occurring by December 31, 2026.

Both the Option and the PSUs will be granted to Executive in January 2025, subject to Executive’s continued employment through the applicable grant date.

Further details on the Plan and any specific option or other equity award granted to Executive will be provided to the Executive upon approval of such option or other equity award by the Board or Committee.

(d)
Employee Benefits. During the Executive’s Employment, the Executive will be entitled to participate in the employee benefit plans of general applicability to other executives of the Company, as in effect from time to time, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, director and officer liability insurance and flexible-spending account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.
(e)
“Service” Definition. For purposes of Section 3(b) of this Agreement, “Service” shall mean service by the Executive as an employee, consultant, advisor, director or other service provider of the Employer (or any subsidiary or parent or affiliated entity of the Employer).
3.
Vacation and Indemnification.
(a)
Vacation. The Executive will be eligible for paid vacation in accordance with the Employer’s vacation policy. Under the Employer’s current vacation policy, the Executive is eligible for twenty-five (25) days per year of paid vacation. Unused vacation may not be carried over for more than twelve months after the completion of each fiscal year.
(b)
Indemnification; D&O Liability Insurance. In addition to any right to indemnification under the Employer’s certificate of incorporation and bylaws, Executive shall remain entitled to indemnification pursuant to that certain Indemnification Agreement between Executive and the Employer (the “Indemnification Agreement”). During the Executive’s Employment, the Employer shall maintain officers’ liability insurance for the Executive’s benefit on terms and conditions no less favorable than the terms and conditions generally applicable to the Employer’s other senior executive officers. The Employer’s obligations under this Section 3(b) shall survive termination of the Executive’s Service and also termination or expiration of this Agreement.
4.
Business Expenses.

During his Employment, the Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Employer shall promptly reimburse the Executive for such expenses upon presentation of appropriate supporting documentation, all in accordance with the Employer’s generally applicable policies.

5.
Term of Employment.
(a)
Employment-at-Will. The Employer and the Executive hereby acknowledge that the Executive’s Employment is at-will. The Employer may terminate the Executive’s Employment with or without Cause, by giving the Executive thirty (30) days advance notice in writing. The Executive may terminate his Employment by giving the Employer thirty (30) days advance notice in writing. The Executive’s Employment shall terminate automatically in the event of his death.
(b)
Rights Upon Termination. Upon the termination of the Executive’s Employment for any reason (including death or Disability (as defined below)), the Executive shall be entitled to the compensation, benefits and reimbursements described in this Agreement through the effective date of the termination (the “Termination Date”), and the Employer shall make the following payments to the Executive (or his beneficiary) within 10 business days following the Termination Date: (i) all unpaid salary and accrued but unused vacation accrued through the Termination Date, (ii) any bonuses that have been determined to be awarded by the Board or the Committee, in accordance with the terms of any applicable plan, for any fiscal year of the Employer ended prior to the Termination Date but that remain unpaid to Executive as of the Termination Date, and (iii) any unreimbursed business expenses provided that Executive has submitted appropriate documentary substantiation as required by Company policy. The Executive may also be eligible for other post-Employment payments and benefits as provided in this Agreement or pursuant to other agreements (other than the Prior Agreements) or plans with the Employer. Upon the

Termination Date, the Executive shall have no further rights to receive compensation or benefits from the Employer except as set forth in Section 6 and pursuant to the terms of any benefit plans (including without limitation any equity compensation plans) of the Company in which the Executive is a participant.
6.
Termination Benefits.
(a)
Severance Pay. If there is an Involuntary Termination (as defined below) of the Executive’s Employment, then, subject to the Executive’s execution, delivery and non-revocation of a Release (defined below) within the time period described below, following the Executive’s “separation from service” within the meaning of Section 409A, the Employer shall pay the Executive a single lump sum of cash in an amount equal to the sum of twelve (12) months (the “Severance Period”) of the Executive’s Base Compensation (not giving effect to any reduction in Base Compensation made in connection with such Involuntary Termination or giving rise to Good Reason). The cash lump sum amount payable under this Section 6(a) shall be made to the Executive on the first payroll date following the date that the Release becomes effective, provided that, if the severance payment could be paid in more than one taxable year depending on when the Release becomes effective, such payment will automatically be paid in the later year, regardless of when the Release is executed and becomes effective. The Executive shall also receive the benefits provided in Sections 6(b) and 6(c), and all such payments and benefits shall not be subject to mitigation or offset (except as specified in Section 6(b)). In order to be entitled to receive the severance described in this Section 6(a) (including the benefits provided in Sections 6(b), 6(c) and, if applicable, 6(d)), the Executive must execute, deliver and not revoke the Release within forty-five (45) calendar days following the Executive’s separation from service (the date that is forty-five (45) calendar days following the Executive’s separation from service is the “Release Deadline”). The Employer shall furnish the Release to the Executive on the date of his Involuntary Termination. The “Release” shall be a general release of all litigation and other claims against the Employer and all affiliates by the Executive and on Executive’s behalf in a form satisfactory to the Employer.
(b)
Health Insurance. If the Executive is entitled to receive the severance payment in Section 6(a), and if the Executive elects to continue his (and his dependents’) health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), then the Employer shall pay Executive a lump sum cash payment that is equivalent to the value of Executive’s monthly premium under COBRA for the number of months in the Severance Period. The cash lump sum amount payable under this Section 6(b) shall be made to the Executive on the first payroll date in the month following the month containing the Release Deadline.
(c)
Equity Vesting. Notwithstanding the terms of any equity compensation plan of the Company or any agreement in connection with a grant of Compensatory Equity, if the Executive is entitled to receive the payments in Section 6(a), then the time-based vesting restrictions (if any) shall immediately lapse on an additional number of shares of Company common stock under all of the Executive’s outstanding Compensatory Equity that is equal to the number of shares that would have time-vested if the Executive had continued in employment for the number of additional months following the Termination Date that is equal to the number of months in the Severance Period. The Executive shall be entitled to exercise any of his Compensatory Equity to the extent vested pursuant to this Section 6(c) or otherwise for such period as set forth in the terms of that Compensatory Equity.
(d)
Parachute Payments. In the event that the payments and benefits provided for in this Agreement and the payments and/or benefits provided to, or for the benefit of, the Executive under any other Employer plan or agreement (such payments or benefits are hereinafter collectively referred to as the “Benefits”) (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and (ii) but for this Section 6(e), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), then the Benefits shall either be:
(i)
delivered in full, or
(ii)
delivered as to such lesser extent which would result in no portion of such Benefits being subject to the Excise Tax (such reduced amount is hereinafter referred to as the “Limited Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis, of the greatest amount of Benefits, notwithstanding that all or some portion of such Benefits may be subject to the Excise Tax. If applicable, in order to effectuate the Limited Amount, the Employer shall first reduce those Benefits which are payable in cash and then reduce non-cash payments, in each case in reverse order beginning with Benefits which are to be paid the farthest in time from the date of determination that the Benefits will be limited by (e)(ii) above. Any calculations and determinations required under this Section 6(e) shall be made in writing by the Company’s independent auditor (the “Accountant”) whose determination shall be conclusive and binding. The Executive and the Company shall furnish the Accountant such documentation as the Accountant may reasonably request in order to make a determination. The Employer shall pay for all costs that the Accountant may reasonably incur in connection with performing any calculations contemplated by this Section 6(e).
(e)
“Cause” Definition. For all purposes under this Agreement, “Cause” shall mean any of the following committed by the Executive:
(i)
Willful failure to follow the reasonable and lawful directions of the Board relating to the performance of Executive’s duties and responsibilities under this Agreement;
(ii)
Conviction of a felony (or a plea of guilty or nolo contendere by the Executive to a felony) that materially harms the Company;
(iii)
Acts of fraud, dishonesty, misappropriation or any other misconduct committed by the Executive which has caused or is reasonably expected to result in material injury to the Company;
(iv)
Willful misconduct by the Executive in the performance of the Executive’s material duties required by this Agreement; or
(v)
A material breach of this Agreement.

The foregoing is an exclusive list of the acts or omissions that shall be considered “Cause” for the termination of the Executive’s Employment by the Employer. With respect to the acts or omissions set forth in clauses (i), (iii), (iv) and (v) above, (x) the President shall provide the Executive with one (1) month advance written notice detailing the basis for the termination of Employment for Cause, (y) during the one-month period after the Executive has received such notice, the Executive shall have an opportunity to cure such alleged Cause events before any termination for Cause is finalized and (z) the Executive shall continue to receive the compensation and benefits provided by this Agreement during the one-month cure period. In addition, no act or failure to act of Executive shall be willful or intentional if performed in good faith with the reasonable belief that the action or inaction was in the best interest of the Employer.

(f)
“Involuntary Termination” Definition. For all purposes under this Agreement, “Involuntary Termination” shall mean any of the following: (i) termination of the Executive’s Employment by the Employer without Cause; (ii) the Executive’s resignation of Employment for Good Reason; or (iii) termination of the Executive’s Employment by the Employer for Disability.
(g)
“Good Reason” Definition. For all purposes under this Agreement, “Good Reason” shall mean any of the following that occurs without the Executive’s prior written consent: (i) the relocation of the Executive’s primary work location by more than forty (40) miles from the Employer’s current location in Bothell, Washington; (ii) a material reduction of the Executive’s Base Compensation or Executive’s employee benefits; (iii) any material reduction or diminution of the Executive’s duties, authority or responsibilities; (iv) the Employer’s material breach of this Agreement; or (v) the failure of any successor of the Company to expressly in writing assume the Company’s obligations under this Agreement, in each case, provided that the Executive shall have provided the Employer with thirty (30) days advance written notice and an opportunity to cure such breach during such 30-day period.
(h)
“Disability” Definition. For all purposes under this Agreement, “Disability” shall mean the Executive’s incapacity due to physical or mental illness to perform his full-time duties with the Employer for a continuous period of three (3) months or an aggregate of six (6) months in any eighteen (18) month period.
7.
Non-Solicitation, Non-Compete and Non-Disparagement
(a)
Non-Solicitation. During the period commencing on the date of this Agreement and continuing until the first anniversary of the Termination Date, the Executive shall not directly or indirectly, personally or through others, solicit, recruit, or attempt to solicit or recruit any employee, agent, licensor, supplier, distributor, customer or partner of the Company to curtail, cancel or terminate such employment, agency or business relationship that it has with the Company or its affiliates.
(b)
Non-Compete. During the period commencing on the date of this Agreement and continuing until the first anniversary of the Termination Date, the Executive shall not directly or indirectly, personally or through others, own, manage, operate, control, participate in, perform services for, make any investment in, assist, or otherwise carry on, any business engaged in the research and development of the Technology, as defined herein, and any other business set forth in a written business plans approved by the Board from time to time and which are still being pursued actively by the Company as of the Termination Date (the “Company Business”) or any business that directly competes with the Company Business (other than in the course of performing duties to the Company or any of its affiliates as an employee or other service provider). The covenant set forth in this paragraph shall cover Executive’s activities in the “Territory” which, for purposes of this Agreement, shall mean (a) King County and all other counties in the State of Washington, (b) all other states of the United States of America, and (c) any other countries of the world; provided however, that any of the foregoing locations is part of the Territory only if, in such location at any time during the two-year period immediately preceding the earlier of (i) the date of termination of Executive’s employment with the Company or (ii) the date the Company seeks enforcement of this Section 7(b), the Company: (v) maintained non-trivial operations or facilities, (w) provided, marketed or made available goods or services, (x) had customers, (y) otherwise conducted business, or (z) took steps to do any of the foregoing.

Notwithstanding the foregoing, nothing contained in this Section 7(b) shall limit or otherwise affect the ability of Executive to (i) own not more than 1.0% of the outstanding capital stock of any entity that is engaged in a business competitive with the Company Business, provided that such investment is a passive investment and the Executive is not directly or indirectly involved in the management or operation of such business or otherwise providing consulting services to such business or (ii) work for a division, subsidiary, or group of an entity engaged in the Company Business provided that the particular division, subsidiary, or group in which Executive works is not engaged in the Company Business. As used herein, “Technology” means all ideas, concepts, business and trade names, trademarks, know-how, trade secrets, inventions, improvements, devices, methods, processes and discoveries, whether patentable or not, and whether or not reduced to writing or other tangible form or to actual or constructive practice which either: (i) are part of the technology licensed to OncoGenex Technologies Inc. under the UBC Licenses, as defined herein, or (ii) are otherwise developed or acquired on behalf of or by the Company or any affiliate of the Company, including but not limited to the technology licensed to the Company or any affiliate of the Company by clients for work to be performed for such clients pursuant to research contracts. As used herein, “UBC Licenses” means the licenses entered into by the University of British Columbia and OncoGenex Technologies Inc. effective November 1, 2001, September 1, 2002 and April 5, 2005 which define the terms under which OncoGenex Technologies Inc. has acquired an exclusive license to certain technology. It is understood that OncoGenex Technologies Inc. has granted the Company a limited right to use certain technology licensed under the UBC Licenses solely for the Company to perform work for OncoGenex Technologies Inc.

(c)
Confidential Information. Except as required in the good faith opinion of the Executive in connection with the performance of the Executive’s duties hereunder or as specifically set forth in this Section 7(c), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company or any of its affiliates, including, without limitation, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, business plans, designs, marketing or other business strategies, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The Company and the Executive stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Upon termination of the Executive’s employment with the Company for any reason, the Executive shall promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, designs, marketing or other business strategies, products or processes, provided that the Executive may retain his rolodex, address book and similar information, whether or not the Company specifically requests it. Notwithstanding the foregoing, the Parties acknowledge that the confidential information covered by this paragraph shall not include any such information which Executive can establish (i) was publicly known prior to the time of disclosure by the Company to Executive; (ii) becomes publicly known after disclosure by the Company to Executive through no wrongful action or omission by Executive; or (iii) is in Executive’s rightful possession, without confidentiality obligations, at the time of disclosure by the Company as shown by Executive’s then-contemporaneous written records. Executive understands that nothing herein is intended to limit Executive’s ability to discuss or disclose conduct, or the existence (but not the amount) of a settlement involving conduct, that Executive reasonably believes under Washington state, federal or common law to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or conduct that is recognized as against a clear mandate of public policy, and Executive understands that information concerning any of the foregoing does not constitute confidential or proprietary information hereunder. Additionally, Executive understands that information regarding working conditions, wages, benefits, and/or other terms and conditions of employment does not constitute confidential or proprietary information hereunder to the extent disclosure of such information is protected by applicable law.
(d)
Non-Disparagement. The Executive and the Company mutually agree not to disparage or defame, in writing or orally, the other party, and as applicable, its or his services, products, subsidiaries and affiliates, and/or their respective directors, officers, and successors and assigns. This non-disparagement provision shall not apply to statements made by non-management employees of the Company, so long as such statements did not originate from and were not induced or encouraged (directly or indirectly) by an officer, director or management employee of the Company. Notwithstanding the foregoing, nothing in this Section 7(d) shall limit the ability of the Company or the Executive, as applicable, to provide truthful testimony as required by law or any judicial or administrative process.
(e)
Remedies. Without limiting the right of the Employer to pursue all other legal and equitable rights available to the Employer for violation of the provisions of Section 7 of this Agreement by Executive, it is agreed that (a) other remedies cannot fully compensate the Employer for such a violation, (b) such a violation will cause the Employer irreparable harm which may not be adequately compensated by money damages and (c) the Employer shall each be entitled to a temporary, preliminary and permanent injunctive or other equitable relief, without or posting a bond therefore, to prevent a violation, continuing violation or threatened violation of the provisions of Section 7 of this Agreement.
8.
Inventions and Patents.
(a)
For purposes of this Agreement, “Inventions” includes, without limitation, information, inventions, contributions, improvements, ideas, or discoveries, whether protectable or not, and whether or not conceived or made during work hours. Subject to Section 8(d) below, Executive agrees that all Inventions conceived or made by Executive during the period of employment with Employer belong to Employer, provided they grow out of Executive’s work with Employer or are related in some manner to the Company Business, including, without limitation, research and product development, and projected business of Employer or its affiliated companies. Accordingly, Executive will:
(i)
Make adequate written records of such Inventions, which records will be Employer’s property;
(ii)
Assign (and hereby does irrevocably assign and transfer) to Employer or its designee, at Employer’s request, any rights, title and interest Executive may have to such Inventions for the U.S. and all foreign countries;
(iii)
Waive and agree not to assert any moral rights Executive may have or acquire in any Inventions and agree to provide written waivers from time to time as requested by Employer; and
(iv)
Assist Employer (at Employer’s expense) in obtaining and maintaining patents or copyright registrations with respect to such Inventions.
(b)
Executive understands and agrees that Employer or its designee will determine, in its sole and absolute discretion, whether an application for patent will be filed on any Invention that is the exclusive property of Employer, as set forth above, and whether such an application will be abandoned prior to issuance of a patent. Employer will pay to Executive, either during or after the term of this Agreement, the following amounts if Executive is sole inventor, or Executive’s proportionate share if Executive is joint inventor: $750 upon filing of the initial application for patent on such Invention; and $1,500 upon issuance of a patent resulting from such initial patent application, provided Executive is named as an inventor in the patent.
(c)
Executive further agrees that Executive will promptly disclose in writing to Employer during the term of Executive’s employment, all Inventions whether developed by Executive alone or jointly with others (whether or not Employer has rights in such Inventions) so that Executive’s rights and Employer’s rights in such Inventions can be determined. Except as set forth on the initialed Exhibit B (List of Inventions) to this Agreement, if any, Executive represents and warrants that Executive has no Inventions, software, writings or other works of authorship useful to Employer in the normal course of the Company Business, which were conceived, made or written prior to the date of this Agreement and which are excluded from the operation of this Agreement.
(d)
NOTICE: In accordance with Washington law, this Section 8 does not apply to Inventions for which no equipment, supplies, facility, or trade secret information of Employer was used and which was developed entirely on Executive’s own time, unless: (a) the Invention relates (i) directly to the business of Employer or (ii) to Employer’s actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by Executive for Employer.
9.
Successors.
(a)
Employer’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Employer’s business and/or assets. For all purposes under this Agreement, the term “Employer” shall include any successor to the Employer’s business and/or assets which becomes bound by this Agreement.
(b)
Employee’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
10.
Section 409A of the Internal Revenue Code.

In the event that the Employer determines that any of the benefits payable under this Agreement would violate Section 409A, then the Employer and the Executive shall, in good faith, agree to implement adjustments needed to comply with Section 409A. Additionally, notwithstanding anything contained in this Agreement to the contrary, if Executive is deemed by the Employer at the time of Executive’s “separation from service” to be a “specified employee,” each within the meaning of Section 409A, any compensation or benefits to which Executive becomes entitled under this Agreement (or any agreement or plan referenced in this Agreement) in connection with such separation that are subject to Section 409A shall not be made or commence until the date which is six (6) months after Executive’s “separation from service” (or, if earlier, Executive’s death). Such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) in the absence of such deferral. Upon the expiration of the applicable deferral period, any compensation or benefits which would have otherwise been paid during that period (whether in a single lump sum or in installments) in the absence of this Section 10 shall be paid to Executive or Executive’s beneficiary in one lump sum. To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that such payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any nonqualified deferred compensation subject to Section 409A payable to Executive hereunder could be paid in one or more taxable years depending upon Executive completing certain employment-related actions (such as resigning after a failure to cure a Good Reason event and/or returning an effective release), then any such payments will commence or occur in the later taxable year to the extent required by Section 409A. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the U.S. Treasury Regulations.

11.
Repayment Provisions.

If the Company is required to prepare an accounting restatement due to its material noncompliance, as a result of the Executive’s misconduct, with any financial reporting requirement under United States securities laws, then, and only if Section 304 of the Sarbanes-Oxley Act of 2002, or a successor provision, is then in effect, the Company may require the Executive to reimburse the Employer for (i) any bonus or other incentive-based or equity-based compensation received by the Executive from the Employer during the 12-month period following the first public issuance or filing with the Securities Exchange Commission (whichever first occurs) of the financial documents embodying such financial reporting requirement and (ii) any profits realized from the sale of securities of Company during such 12-month period.

12.
Miscellaneous Provisions.
(a)
Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when mailed by overnight courier, U.S. registered or certified mail, return receipt requested and postage prepaid, or when sent by email (provided such email is not returned as undelivered). In the case of the Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Employer in writing or the personal email address most recently communicated to the Employer in writing. In the case of the Employer, mailed notices shall be addressed to:

Attention:	Chief Executive Officer
c/o:	22722 29th Drive SE, Suite 100,
Bothell, Washington 98021
Telephone:
Facsimile: Email:
(b)
Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Employer (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)
Whole Agreement. Except for those agreements or plans referenced herein (including without limitation any employee benefit plans of the Company in which the Executive is a participant in as of the Effective Date and the Indemnification Agreement), this Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) with respect to the subject matter hereof. In the event of any conflict in terms between this Agreement and any other agreement executed by and between the Executive and the Employer, the terms of this Agreement shall prevail and govern.
(d)
Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.
(e)
Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Kansas (except their provisions governing the choice of law).
(f)
Severability; Blue-Penciling. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect. Furthermore, it is the intent, agreement and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Agreement, any term, restriction, covenant or promise in this Agreement is found to be unreasonable and for that or any other reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the minimum extent necessary to make it enforceable by such court or agency; provided further that any such court or agency shall have the power to modify such provision, to the extent necessary to make it enforceable (for the maximum duration and geographic scope permissible), and such provision as so modified shall be enforced.
(g)
Protected Activity. Executive understands that nothing in this Agreement limits or prohibits Executive from filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law.
(h)
Assignment. The Employer may assign its rights under this Agreement to any entity that expressly in writing assumes the Employer’s obligations hereunder in connection with any sale or transfer of all or substantially all of the Company’s assets to such entity.
(i)
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

ACHIEVE LIFE SCIENCES, INC. By: /s/ Richard Stewart
Name: Richard Stewart
Title: Chief Executive Officer
THOMAS B. KING Signed: /s/ Thomas B. King

EXHIBIT A

Outside Activities

EXHIBIT B

List of Inventions